Exhibit 10.7

PREPARED BY AND WHEN RECORDED
RETURN TO:
Alexander P. Fraser, Esq.
Michael Best & Friedrich LLP
100 East Wisconsin Avenue, Suite 3300
Milwaukee, WI 53202

NEGATIVE PLEDGE AGREEMENT

THIS NEGATIVE PLEDGE AGREEMENT (this “Agreement”) is made effective as April 22, 2016, by and among TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Company” or the “Borrower”), each lender from time to time party to the Credit Agreement hereinafter defined (collectively, the “Lenders” and individually, a “Lender”), and BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent for the Lenders from time to time parties to the Credit Agreement (hereinafter defined) (the “Administrative Agent”).

RECITALS

The Administrative Agent, the Lenders and the Company have entered into that certain Credit Agreement dated as of April 22, 2016 (the “Credit Agreement”), pursuant to which the Lenders have agreed to extend credit to the Company upon the terms set forth in the Credit Agreement. The Lenders would not have agreed to extend such credit but for the Company entering into this Agreement.

NOW, THEREFORE, in consideration of the extension of credit to the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees:

AGREEMENT

1.     Definitions. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement. In addition, the following terms used in this Agreement shall have the following meanings:

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by the Company, including all easements, rights-of-way, and similar rights appurtenant thereto and all leases, tenancies, and occupancies thereof, as legally described on Exhibit A.

2.     Negative Pledge. The Company hereby covenants and agrees that, unless consented to by the Administrative Agent, from and after the date of this Agreement and until the termination of this Agreement in accordance with Section 8 below, the Company will (a) not sell, option, exchange or otherwise convey any legal, equitable or beneficial interest in the Real Estate or any part thereof, and (b) keep the Real Estate free and clear from any pledge, mortgage, security interest, hypothecation, lien, charge, encumbrance, conditional sale agreements, rights or claims of third parties, other burdens and any security interest therein, other than Permitted Liens and all liens and encumbrances currently existing on the Real Estate listed in the attached Exhibit B (the “Existing Liens and Encumbrances”).

3.     Certain Representations and Warranties. The Company represents and warrants to the Administrative Agent that the Company is the legal and beneficial owner of the Real Estate, free and clear of all liens and encumbrances, except only for Permitted Liens and Existing Liens and Encumbrances.

4.     Default; Expenses. The failure of the Company to comply with any term of this Agreement shall constitute an Event of Default under the Credit Agreement. In addition, the Company shall reimburse the Administrative Agent (and any agent or representative of the Administrative Agent) for any expenses incurred by the Administrative Agent (or such agent or representative of the Administrative Agent) in protecting or enforcing its rights under this Agreement, including, without limitation, reasonable attorneys’ fees.

5.      Recording of Negative Pledge. The Company hereby authorizes the Administrative Agent, without need of any further document or instrument, to record this Agreement as an encumbrance against the Real Estate.

6.      Agreement to Grant Mortgage. Within thirty (30) days after the beginning of a Dominion Trigger Period (as defined in the Credit Agreement), the Company agrees to execute and deliver to the Administrative Agent Mortgages and any Mortgage Related Documents, in form and substance satisfactory to the Administrative Agent, in favor of the Administrative Agent to secure performance and payment of the Indebtedness thereunder. With the exceptions of Permitted Liens and Existing Liens and Encumbrances, such Mortgages shall grant first-priority liens to the Administrative Agent on all the Real Estate that the Company owns at such time.

7.     Further Assurances. The Company agrees to execute and deliver, or cause to be executed and delivered, all such other papers and to take all such other actions within its power as the Administrative Agent may reasonably request from time to time in order to carry out the purposes of this Agreement.

8.     Term. When all of the Indebtedness is irrevocably and fully paid and fully discharged and the Lenders shall have no further obligation or commitment to advance or extend credit to the Company under the Credit Agreement, this Agreement shall terminate. Notwithstanding the foregoing, this Agreement shall apply to all extensions, renewals, refinancings or modifications, if any, of the Loans. The Administrative Agent agrees to record, no later than thirty (30) days after the termination of this Agreement, a satisfaction of this Agreement (in form and substance acceptable to Company) with the Racine County Register of Deeds. If Administrative Agent fails to satisfy the requirement in the immediately preceding sentence, Administrative Agent shall be liable to the Company for such amounts available to a landowner under Wisconsin Statutes §708.15(5)(b).

9.     Miscellaneous. This Agreement may only be amended by a writing executed by both the Company and the Administrative Agent. This Agreement shall inure to the benefit of the Administrative Agent and be binding upon the Company and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which when taken together shall be deemed to constitute one and the same agreement. The Recitals to this Agreement are true, correct and incorporated herein by reference.

Dated as of April 22, 2016.

TWIN DISC, INCORPORATED

By:
Name: Jeffrey S. Knutson
Title: Vice President – Finance and Chief Financial Officer

ACKNOWLEDGMENT

STATE OF WISCONSIN	)
) SS
COUNTY OF MILWAUKEE	)

On this 21st day of April, 2016, before me, a Notary Public, personally appeared Jeffrey S. Knutson, to me personally known, who being by me duly sworn, did say that he is the Vice President – Finance and Chief Financial Officer of Twin Disc, Incorporated, a Wisconsin corporation, and that this instrument was signed and sealed on behalf of such company, and said person acknowledged the execution of this instrument as the free act and deed of such company.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Name: ______________________
Notary Public, State of ____________
County of [NOTARIAL SEAL]
My Commission

This instrument was drafted by

and should be returned to:

Michael Best & Friedrich LLP

100 East Wisconsin Avenue

Suite 3300

Milwaukee, Wisconsin 53202

Attention: Alexander P. Fraser, Esq.

EXHIBIT A

Legal Description

[To be inserted]

EXHIBIT B

Existing Liens and Encumbrances

[To be inserted]